Exhibit 99.1

Cingulate Reports Safety Results from Final Phase 3 Trials for Lead ADHD Asset CTx-1301: On Track to File for FDA Approval Mid-2025

Results Have Been Submitted Ahead of In-Person Meeting with FDA Set for April 2

CTx-1301 is the First, True, Once-Daily Stimulant Medication to Treat ADHD Over the Entire Active Day

KANSAS CITY, Kan., March 04, 2025 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today released Phase 3 safety data for its lead asset CTx-1301 (dexmethylphenidate) for the treatment of Attention Deficit Hyperactivity Disorder (ADHD).

The data readout includes safety data from two Phase 3 pediatric and adolescent studies – a fixed dose study and a dose optimization study – as well as a food effect study with healthy adults, using a single 50mg dose of CTx-1301, Cingulate’s highest dosage.

The safety results of these studies have been analyzed and submitted to the FDA in preparation for an in-person Pre-NDA meeting which is scheduled for April 2, 2025. A final analysis that combines both adult and pediatric safety and efficacy data will be prepared and included in the NDA submission.

“The safety data from these three studies has been reviewed thoroughly, and we are pleased that the safety profile of CTx-1301 has remained remarkably consistent and unprecedented over the course of nine clinical trials. As we look to bring to the market the first, true, once-daily stimulant medication that treats ADHD over the entire active day, we look forward to our in-person meeting with the FDA next month in preparation for the submission of our new drug application this summer,” said Cingulate Chairman and CEO Shane J. Schaffer.

An analysis of the data revealed the following:

●	No subjects have experienced a serious treatment emergent adverse event (TEAE), a serious TEAE or a TEAE leading to death
●	There were no clinically relevant trends in TEAEs overall
●	The pharmacokinetics of the food effect study are being analyzed; however the medical findings are consistent with the previous study performed with the 25mg dose, which showed that CTx-1301 could be taken with or without food

“While we have many approved stimulant medications at our disposal as clinicians, booster doses in the morning and/or afternoon are still needed, and these may lead to issues with adherence, efficacy, side effects such as crash and rebound, as well as the potential for abuse and diversion of these short-acting stimulant medications,” stated ADHD expert Ann C. Childress, MD, practicing psychiatrist and recent president of the American Professional Society of ADHD and Related Disorders (APSARD), who has been the lead or primary investigator for all of Cingulate’s Phase 3 clinical trials studying CTx-1301. “Having first-hand experience with Cingulate’s CTx-1301 product, I am excited for both patients and providers to have this treatment option once approved by the FDA to overcome the longstanding unmet needs facing our patients with ADHD.”

About the Phase 3 Children/Adolescent Dose Optimization Study (CTx-1301-004)

●	A dose-optimized (doses 6.26mg, 12.5mg, 18.75mg, 25mg, 31.25mg and 37.5mg), randomized, double-blind, placebo-controlled, parallel efficacy and safety laboratory classroom study in children (6-12) with ADHD using CTx-1301 (dexmethylphenidate)
●	Subjects underwent a screening visit prior to entering the 8-week dose-optimization phase, attended weekly visits and were titrated to doses ranging between 6.25mg-37.5mg
●	Eligible subjects were randomized to their optimal dose or placebo in a 1:1 ratio at the end of Visit 10 completing the practice laboratory classroom study
●	Subjects took their assigned/randomized dose over the following 7-day period. On the 7th days subjects completed the full laboratory classroom study
●	The duration of the full laboratory classroom study was approximately 15 hours, and subjects had an in-clinic safety follow-up visit within 7 days after the full classroom day

About the Phase 3 Children/Adolescent Fixed Dose Study (CTx-1301-005)

●	A double-blind, randomized, placebo-controlled, multi-center, fixed-dose (doses 18.75mg, 25mg and 37.5mg), parallel-group efficacy and safety study in a pediatric population (6-17) with ADHD
●	The study was comprised of a screening period, a double-blind randomized phase, and a safety follow-up visit
●	The primary endpoint of the trial was mean change in ADHD Rating Scale 5 (ADHD-RS-5) scores from baseline (pre-dose) at Visit 2 to ADHD-RS-5 scores at Visit 8
●	The secondary endpoint was mean change in Clinical Global Impression - Severity (CGI-S) scores within the same time frame. Multiple safety and pharmacokinetic analyses were also measured

About the Food Effect Study (CTx-1301-013)

●	An open-label, randomized, single-dose, two-sequence, two-period, in-clinic crossover study in 26 healthy adult subjects, 18 to 50 years of age
●	Subjects were randomized into one of two sequences (a fasted state, and a fed state [after a high-fat test meal]) and dosed with a 50mg dose of CTx-1301
●	The primary PK endpoints were maximum concentration (expressed as Cmax) during the first 28 hours after dosing, and the total amount of the active pharmaceutical ingredient (API), dexmethylphenidate, in the blood (expressed as the area the plasma drug concentration-time curve [AUC]) from dosing to the time of the last measured concentration (AUC0-last) and from dosing taken to the limit as the end time becomes arbitrarily large (AUC0-∞)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., approximately 6.4 million children and adolescents (11 percent) aged under the age of 18 have been diagnosed with ADHD. Among this group, approximately 80 percent receive treatment, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Adult ADHD prevalence is estimated at approximately 11 million patients (4.4 percent), almost double the size of the child and adolescent segment combined. However, only an estimated 20 percent receive treatment.

About CTx-1301

Cingulate’s lead candidate, CTx-1301, utilizes Cingulate’s proprietary PTR drug delivery platform to create a breakthrough, multi-core formulation of the active pharmaceutical ingredient dexmethylphenidate, a compound approved by the FDA for the treatment of ADHD. Dexmethylphenidate is part of the stimulant class of medicines and increases norepinephrine and dopamine activity in the brain to affect attention and behavior. While stimulants are the gold standard of ADHD treatment due to their efficacy and safety, the long-standing challenge continues to be providing patients with an entire active-day duration of action. CTx-1301 is designed to precisely deliver three releases of medication at the predefined time, ratio, and style of release to optimize patient care in one tablet. The result is a rapid onset and entire active-day efficacy, with the third dose being released around the time when other extended-release stimulant products begin to wear off.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on April 1, 2024 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Public Relations:

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

tdalton@cingulate.com

(913) 942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

(214) 597-8200